                                                                      EXHIBIT 12

            ECHOSTAR DBS CORPORATION AND SUBSIDIARIES AND AFFILIATES
                              COMPUTATION OF RATIOS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                                          Six Months
                                                        Year Ended December 31,                             Ended
                                ---------------------------------------------------------------------      June 30,
                                   1997           1998           1999           2000          2001           2002
                                ---------      ---------      ---------      ---------      ---------    ------------

Income (loss) before
taxes and equity in
losses of equity
investees .................     $(323,278)     $(294,304)     $(562,285)     $(607,540)     $  32,497     $  81,476

Amortization of
capitalized interest ......         8,901          9,654         10,708         10,708         10,708         5,972
                                ---------      ---------      ---------      ---------      ---------     ---------
Income from
continuing
operations before
income taxes and
capitalized interest ......     $(314,377)     $(284,650)     $(551,577)     $(596,832)     $  43,205     $  87,448

Interest expense ..........       104,192        167,529        196,390        193,685        192,900       165,724

Capitalized interest ......        43,169         21,678             --             --             --        14,838

Interest component
of rent expense (1) .......            64             74            192            230            351           210
                                ---------      ---------      ---------      ---------      ---------     ---------
Total fixed charges .......       147,425        189,281        196,582        193,915        193,251       180,772

Earnings before
fixed charges .............     $(210,121)     $(117,047)     $(354,995)     $(402,917)     $ 236,456     $ 253,382

Ratio of earnings to
fixed changes .............            --             --             --             --           1.22          1.40
                                =========      =========      =========      =========      =========     =========
Deficiency of
available earnings to
fixed charges .............     $(357,546)     $(306,328)     $(551,577)     $(596,832)     $      --     $      --
                                =========      =========      =========      =========      =========     =========

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(1) The interest component of rent expense has been estimated by taking the difference between the gross rent expense and net present value of rent expense using a weighted-average cost of capital of approximately 13% for the years ended December 31, 1997 and 1998. The weighted-average cost of capital for the years ended December 31, 1999 through December 31, 2001 and for the six months ended June 30, 2002 has been approximated at 9%. The cost of capital used to calculate the interest component of rent expense is representative of our outstanding secured borrowings during each respective period.